Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Planet 13 Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, no par value	457(o)	(1)	(2)	(2)	0.00014760	(3)
Fees to Be Paid	Equity	Preferred stock, no par value	457(o)	(1)	(2)	(2)	0.00014760	(3)
Fees to Be Paid	Other	Warrants	457(o)	(1)	(2)	(2)	0.00014760	(3)
Fees to Be Paid	Other	Subscription Rights	457(o)	(1)	(2)	(2)	0.00014760	(3)
Fees to Be Paid	Other	Units	457(o)	(1)	(2)	(2)	0.00014760	(3)
Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(2)	$100,000,000	0.00014760	$14,760
	Total Offering Amounts					$100,000,000	0.00014760	$14,760
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$14,760

(1)

There are being registered under this Registration Statement such indeterminate number of common stock, preferred stock, warrants, subscription rights, and units of Planet 13 Holdings Inc. (the “Registrant”), and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively, shall have an aggregate initial offering price not to exceed $100,000,000 (or its equivalent in any other currency used to denominate the securities). The securities registered hereunder also include such indeterminate number of each class of identified securities as may be issued upon conversion, exercise or exchange of any other securities that provide for such conversion into, exercise for or exchange into such securities. Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder also include such indeterminate number of common stock, preferred stock, warrants, subscription rights, and units as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)

The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.

(3)	Pursuant to Rule 457(o) under the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price.